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Exhibit 4.2

Industriförvaltnings AB Kinnevik
Skeppsbron 18 Box 2094, S-103 13 Stockholm — Phone +46-8-562 000 00		(Publ) Registration No. 556001-9035 Registered office Fagersta — Fax +46-8-20 37 74

MASTER LOAN AGREEMENT

between
Metro International S.A., Luxembourg, as Borrower
and
Industriförvaltnings AB Kinnevik, Stockholm, Sweden, as Lender

Whereas:

        The Lender and the Borrower anticipate entering into one or more loan transactions (each a "Loan"). The parties agree that each Loan will be governed by the terms and conditions set forth in this Master Agreement and in the documents (each a "Drawdown") exchanged between the parties confirming such Loan. Each Drawdown constitutes a supplement to and forms a part of this Master Agreement, so that this Master Agreement and all Drawdowns constitute a single agreement with the parties (collectively referred to as the "Agreement").

        A form of Drawdown notice is included in this Master Agreement in Schedule 1. The parties acknowledge that all Loans are made in reliance on the fact that this Master Agreement and all Drawdowns will form a single agreement between the parties. Accordingly, the parties agree as follows:

1.     Drawdowns

a)
Drawdowns are subject to the Lender's sole discretion on a case by case basis;

b)
A Loan is available for drawings of periods of up to three months;

c)
Borrowings are to be made by giving the Lender a notice of Drawdown two weeks before the proposed date of such borrowing. Such notice shall indicate the currency and amount of the proposed advances, the date of Drawdown and the bank account to which payment is to be made by the Lender.

d)
If the parties mutually agree, any outstanding Loan may be converted into another currency.

2.     Interest

a)
The rate of interest on each loan for each term shall be the equivalent of Stibor or Libor increased with the applicable margin. The applicable margin shall be:

i)
3.00 per cent per annum

ii)
1.50 per cent per annum, provided that the ratio of "Net Debt to EBITDA is 2.0 or less according to the latest Consolidated Accounts".

b)
The interest will be calculated on the exact number of days elapsed and a year of 360 days, or, in the case of GBP and other relevant currencies where the basis is 365 days, 365 days.

c)
The interest will be capitalised quarterly.

3.     Repayment

        The principal and accrued interest shall be payable on 30 days notice from the Lender. This loan may also be converted into a convertible loan subject to the Lenders acceptance.

4.     Late Payment

        Overdue principal and, to the extent permitted by law, overdue interest and any overdue amount payable, by the Borrower under the Agreement, will bear interest at a rate per annum equal to 5% per annum above the rate offered by the Lender in the currency of and in the amount comparable to the overdue amount. Such interest for late payment will accrue on a daily basis and will be payable on demand.

5.     Net Payments

        All payments made by the Borrower hereunder will be made without set-off or any other defence. All such payments will be made free and clear of, without deduction or withholding for, any present or future taxes, levies, duties or other charges or whatever nature now or hereafter imposed by any jurisdiction or by any taxing authority together with all interests, penalties or similar liabilities with respect thereto.

6.     Security

  a)
  As security for the payment of any and all moneys together with all interest and costs owing to the Lender by the Borrower, in relation to the Agreement, the Borrower hereby grants a first ranking pledge to the Lender, and the Lender hereby accepts such right, in 100% of the shares in MTG Metro Gratis Kft (Hungary), Metro Ceska Republica (CZ) and Modern Times Group MTG Ltda (Chile) (the "Security")

  b)
  The Security is duly owned by the Borrower, and the security shall be free and clear of any lien, mortgage, charge or any other encumbrance.

  c)
  The security encompasses the Borrower's rights to all proceeds thereof or distributions thereon, including stock bonuses, pre-emptive rights and rights to the remaining balance upon winding-up.

7.     Lender Status

        In the event of the Borrower's bankruptcy, dissolution, winding up or liquidation, Kinnevik's right to repayment with regard to the portion not being covered by provided security according to paragraph 6, shall be subordinated in right of payment to all of the Borrower's current and future unsubordinated indebtness, but rank pari passu with the Borrower's other subordinated creditors' right to repayment.

8.     New Circumstances

        If as a result of the introduction or of a change in any applicable law, rule, regulation (concerning issues such as taxes) or the official interpretation thereof, the conditions of the Lender's participation in the Agreement are significantly altered—as determined by the Lender in its sole discretion—, the Lender shall promptly inform the Borrower of such an incident. The parties would then negotiate in good faith with a view to finding a solution for continuing the Agreement.

        The Borrower irrevocably undertakes to pay to the Lender such additional amount as determined by the Lender to be necessary to compensate the Lender for the additional cost or the reduced income undergone by the Lender as a result thereof. However, in such a case the Borrower will have the right to terminate the Agreement by promptly giving notice thereof.

9.     Events of Default

        The obligation of the Lender under the Agreement shall terminate forthwith and any Loan outstanding, together with interest and other costs accrued thereon, shall become immediately due and payable without any notice or legal proceeding being required, if any of the following events occur:

a)
The Borrower does not pay on the due date any amount payable by it under this Agreement and the non-payment continues unremedied for two business days from the date the Lender notifies the Borrower of the non-payment.

b)
If the Borrower does not promptly comply with a material condition specified in this Agreement (other than specified in a above), and (if the failure to comply is in the reasonable opinion of the Lender, capable of remedy within such period), the failure to comply continues unremedied for 21 days from the date of notice by the Lender to the Borrower requiring the same to be remedied.

c)
In the event of stoppage of activities, voluntary liquidation, dissolution, suspension of payments, liquidation of assets or appointment of a (provisional) receiver, and (save where such events occurs at the instigation of or with the consent of the Borrower or its directors, or save where the actions giving rise to such events is not being contested in good faith and by all appropriate means, in either of which cases no such grace period shall apply) such event continues to subsist for more than 30 days.

        In all cases the Borrower shall indemnify the Lender for all relevant losses and/or expenses related to the event of default incurred by the Lender as a consequence of the Borrower's default.

10.   Information

        The Borrower shall provide the Lender with a copy of its audited annual accounts for the relevant financial year within six months after the end of each financial year and, if published, a copy of each quarterly report.

        The Borrower undertakes promptly to inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Agreement.

11.   Evidential Force of Lender's Records

        As against the Borrower, an extract from the Lender's records, signed by the Lender, shall serve as prima facie evidence, subject to the contrary produced by the Borrower.

12.   Costs and Expenses

        All costs and expenses linked with the execution and enforcement of this Agreement will be entirely borne by the Borrower.

13.   Law and Jurisdiction

        This Agreement, as well as all rights and duties arising therefrom, shall be governed by the law of the Kingdom of Sweden. Place and jurisdiction for both parties of this Agreement is Stockholm. The Borrower, however, may also be sued before any other competent court in any country where any of the Borrower's assets are situated.

        To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

14.   Assignment

        The Borrower may not assign or transfer any of its rights or obligations under this Agreement. The Lender can freely transfer the obligations under this Agreement to any other party who agrees to assume the obligations to the Borrower.

15.   Agreement Period

        The Agreement period starts on the signing date below and ends after 60 months, or any earlier date on which all monies owed by the Borrower to the Lender under this Agreement has been paid in full.

16.   Counterparts

        This Agreement shall be executed in two originals, one for the Borrower and one for the Lender.

This Master Loan Agreement is signed 1 July 2002 and replaces agreement dated 2 February 2000.

Borrower:	Lender:
Metro International S.A.	Industriförvaltnings AB Kinnevik
/s/ PELLE TÖRNBERG Pelle Törnberg	/s/ VIGO CARLUND /s/ THOMAS JÖNSSON Vigo Carlund Thomas Jönsson

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT is dated 29 October, 2002 and made between

Metro International S.A., Luxembourg (the "Borrower")
and
Industriförvaltnings AB Kinnevik, Stockholm, Sweden (the "Lender")

Whereas:

        The Borrower and the Lender on 1 July 2002 entered into a Master Loan Agreement (the "Master Loan Agreement") and have agreed that certain terms of such agreement shall be amended, they have agreed to enter into this Amendment Agreement in order to amend the Master Loan Agreement on the terms hereinafter set out.

IT IS HEREBY AGREED as follows:

1.     Amendment

        With effect from the date hereof, the Master Loan Agreement shall be amended as follows.

Section 6, Security

        The text in Section 6 shall be deleted in full and be replaced with the following.

    "As security for the payment of any and all moneys together with all interest and costs owing to the Lender by the Borrower, in relation to the Agreement, the Borrower shall provide security in a form and with a value reasonably acceptable to the Lender."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement in two originals on 29 October, 2002.

METRO INTERNATIONAL S.A.	INDUSTRIFÖRVALTNINGS AB KINNEVIK
/s/ Pelle Törnberg	/s/ Vigo Carlund
/s/ H. L. Ejemyr	/s/ Thomas Jönsson

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  Exhibit 4.2
AMENDMENT AGREEMENT